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                                                                    Exhibit 10-r

            DESCRIPTION OF 2002 TCR RETENTION PROGRAM

In order to encourage employee retention during and after the Company's Chapter 11 proceeding which commenced on November 28, 2001, the Board of Directors of the Company approved the following retention program, which is not formalized in a written plan, on November 27, 2001:

Each employee of the Company and its subsidiaries (including executive officers) who is eligible for a bonus under the Company's Total Compensation Review ("TCR") program for 2002 and remains an employee through the later of 90 days after the effective date of the Company's Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code or June 30, 2002 will receive promptly thereafter a payment equal to 50% of his or her "target" annual bonus for 2002. The amount of this payment will be deducted from the TCR bonus for 2002 otherwise payable to such employee in early 2003.

The Bankruptcy Court approved this retention program on December 27, 2001. The Plan of Reorganization became effective on March 19, 2002.